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                                                               Exhibit (9)(d)

                              THE RIVERFRONT FUNDS
                                  (the "Fund")

                                3435 Stelzer Road
                              Columbus, Ohio 43219

                               SERVICING AGREEMENT
                                       to
                            SHAREHOLDER SERVICES PLAN

Ladies and Gentlemen:

         The Riverfront Funds (the "Fund") wishes to enter into this Servicing Agreement with you concerning the provisions of administrative support services to your customers who may from time to time be the record or beneficial owners of shares (such shares referred to herein as the "Shares") of one or more of the Fund's investment portfolios (individually, a "Portfolio" and collectively, the "Portfolios"), which are listed on Appendix A.

         The terms and conditions of this Servicing Agreement are as follows:

         Section 1. You agree to provide administrative support services to your customers who may from time to time own of record or beneficially a Portfolio's Shares. Services provided may include some or all of the following:

(a) sending periodic information to service organizations that track investment company information;

(b) answering shareholder inquiries regarding account status and history;

(c) collecting information from shareholders regarding changes in option and account designation and addresses and transmitting the same to the Portfolio's transfer agent;

(d) collecting the same type of information as referred to in sub-paragraph (c) from independent account executives and brokers and transmitting it to the Portfolio's transfer agent;

(e) supplying other information to the Portfolio's transfer agent so that the transfer agent can properly maintain account records; and

(f) providing facilities, equipment and personnel in connection with the provision of other services described herein; and

(g) performing such additional shareholder services as may be agreed upon by the Fund and the Shareholder Servicing Agent, which shall be approved in accordance with the 1940 Act.


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         Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to customers.

         Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning the Fund, a Portfolio or its Shares except those contained in our then current prospectus for such Shares, copies of which will be supplied by BISYS Fund Services Limited Partnership ("BISYS"), the Fund's distributor and administrator, to you, or in such supplemental literature or advertising as may be authorized by the Fund in writing.

         Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for the Fund in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of the Shares by or on behalf of customers. You and your employees will, upon request, be available during normal business hours to consult with the Fund or its designees concerning the performance of your responsibilities under this Agreement.

         Section 5. In consideration for the services and facilities provided by you hereunder, the Fund will pay to you, and you will accept as full payment therefore, a fee at the annual rate of up to .25% (25 basis points) of the average daily net assets of a Portfolio's Shares owned of record or beneficially by your customers from time to time for which you provide services hereunder, which fee will be computed daily and payable monthly. The fee rate stated above may be prospectively increased or decreased by the Fund, in its sole discretion, as any time upon notice to you. Further, the Fund may, in its discretion and without notice, suspend or withdraw the sale of such Shares, including the sale of such Shares to you for the account of any customer(s).

         Section 6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Agreement will provide to the Fund's Board of Trustees, and the Trustees will review, at least quarterly, a written report of the amounts so expended and the entities to whom such expenditures were made. In addition, you will furnish the Fund or its designees with such information at the Fund or its designees may reasonably request (including, without limitation, periodic certifications confirming

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the provision to customers of some or all of the services described herein), and will otherwise cooperate with the Fund and its designees (including, without limitation any auditors designated by the Fund), in connection with the preparation of reports to the Fund's Board of Trustees concerning this Agreement and the monies paid or payable by the Fund pursuant hereto, as well as any other reports or filings that may be required by law.

         Section 7. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

         Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any Shares issued by the Fund; (ii) the compensation payable to you hereunder, together with any other compensation you receive from customers for services contemplated by this Agreement, will be fully disclosed to your customers, and will not be excessive or unreasonable under the laws and instruments governing your relationships with your customers; and (iii) if you are subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by federally charted and supervised banks and other affiliated banking organizations, you will perform only those activities which are consistent with your statutory and regulatory obligations and will act solely as agent for, upon the order of, and for the account of, your customers.

         Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Fund or its designee. This Agreement may be terminated at any time, without the payment of any penalty by the vote of a majority of the members of the Board of Trustees of the Fund and who have no direct or indirect financial interest in the operation of the Shareholder Servicing Plan or in any related agreements to the Shareholder Servicing Plan ("Disinterested Trustees") or by a majority of the votes attributable to the outstanding voting securities of the Fund on not more than sixty (60) days written notice to the paries to this Agreement.

         Section 10. All notices and other communications to either you or the Fund will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown given in this Agreement.

         Section 11. This Agreement will be construed in accordance with the laws of the State of Ohio and is non-assignable by the parties hereto.

         Section 12. This Agreement has been approved by vote of a majority of (i) the Fund's Board of Trustees and (ii) the

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Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such approval.

         If you agree to be legally bound by the provisions of this Agreement, please sign two copies of this letter where indicated below and promptly return one copy to us, and one to the Fund's designee, BISYS, c/o Walter B. Grimm at 3435 Stelzer Road, Columbus, Ohio 43219.

Very truly yours,

THE RIVERFRONT FUNDS

BY
  ------------------------------------
  Authorized Officer

DATE
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Accepted and Agreed to:

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BY:
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ITS:
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DATE:
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Taxpayer Identification Number

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                                  APPENDIX A
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Please provide administrative support services for the following funds:

                                                  Fund
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                                                  Fund
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                                                  Fund
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Dated:
      --------------------------------------------

Approval:
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                          Company

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                      Authorized Signer

         The Riverfront Funds


         By
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             Authorized Signer (Name)       (Title)